EXHIBIT 10.53

FIRST AMENDMENT

TO THE

CAPITALBANK

DIRECTOR DEFERRED FEE AGREEMENT

DATED AUGUST 12, 2003

FOR

WAYNE Q. JUSTESEN

THIS FIRST AMENDMENT is adopted this 31st day of December, 2007, effective as of January 1, 2008 except as otherwise provided herein, by and between CapitalBank, a state-chartered commercial bank located in Greenwood, South Carolina (the “Company”), and Wayne Q. Justesen (the “Director”).

The Company and the Director executed the Director Deferred Fee Agreement on August 12, 2003 effective as of August 1, 2003 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1	“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

1.2	“Code” means the Internal Revenue Code of 1986, and the implementing Treasury Regulations, rulings and pronouncements thereunder, all as may be amended from time to time.

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6

“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Director must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

Effective as of December 31, 2007, Section 1.10 of the Agreement shall be deleted in its entirety and replaced by the following:

1.10	“Normal Retirement Age” means the Director’s 70th birthday.

Section 1.11 of the Agreement shall be deleted in its entirety and replaced by the following:

1.11	“Normal Retirement Date” means the Director’s Termination of Service on or after the Normal Retirement Age.

Effective January 1, 2006, Section 1.12 of the Agreement shall be deleted in its entirety and replaced by the following:

1.12	“Plan Year” means the twelve month period beginning on January 1st and ending on the following December 31st.

The following Section 1.12a shall be added to the Agreement immediately following Section 1.12:

1.12a	“Specified Employee” means a service provider who, as of the date of the service provider’s Termination of Employment, death or Disability, is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company, which determination shall be made in accordance with Section 409A of the Code, but only if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13	“Termination of Service” means the termination of the Director’s service with the Company for reasons other than a Change of Control. Whether a Termination of Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

The following Section 1.14 shall be added to the Agreement immediately following Section 1.13:

1.14

“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2	Hardship. If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.2 hereof.

Sections 4.3, 4.3.1 and 4.3.2 of the Agreement shall be deleted in their entirety and replaced by the following:

4.3	Disability Benefit. Upon the Director experiencing a Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance as of the date of such Disability.

4.3.2	Payment of Benefit. The Company shall pay the benefit to the Director in one hundred twenty (120) equal monthly installments commencing with the month following such Disability. The Company shall credit interest at an annual rate of four percent (4.0%), compounded monthly, on the remaining account balance during any applicable installment period.

Sections 4.4.1 and 4.4.2 of the Agreement shall be deleted in their entirety and replaced by the following:

4.4.1	Amount of Benefit. The benefit under this Section 4.4 shall be the Deferral Account balance at the time of the Change of Control.

4.4.2	Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 60 days after the Change of Control.

Section 4.5 of the Agreement shall be deleted in its entirety and replaced by the following:

4.5

Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship

Distribution under this Section.

The following Sections 4.6, 4.7 and 4.8 shall be added to the Agreement immediately following Section 4.5:

4.6	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment, or if earlier, the date of death. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid within the first six months following the Termination of Employment shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination of Employment, or, if earlier, within sixty (60) days from the date of the Director’s death. All subsequent distributions shall be paid in the manner specified.

4.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

The following Sections 5.2 and 5.3 shall be added to the Agreement immediately following Section 5.1.2:

5.2	Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining Deferral Account balance at the time of the Director’s death to the Beneficiary in a lump sum within sixty (60) days following the Director’s death.

5.3

Death After Termination of Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute the Deferral Account balance at the time of the Director’s death to the Beneficiary in a lump sum within sixty (60) days of the Director’s death.

Section 7.1 of the Agreement shall be deleted in its entirety and replaced by the following:

7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Deferrals (i.e. Deferral Account balance less any interest credited to the Deferral Account) if the Company terminates the Director’s service for:

(a)	Gross negligence or gross neglect of duties to the Company

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service to the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse effect on the Company.

The Director’s Deferrals shall be paid to the Director pursuant to Section 4.2. No interest shall be credited on the Deferrals during any applicable installment period.

Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 9

Amendments and Termination

9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code.

9.2	Plan Termination Generally. The Company and Director may terminate this Agreement at any time. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if the Company terminates this Agreement in the following circumstances:

(a)

Upon the Company’s termination and liquidation of the Agreement pursuant to irrevocable action taken within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s termination and liquidation of the Agreement within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination and liquidation of this and all other non-account balance plans (as referenced in Section 409A of the Code) provided that (i) such action does not occur proximate to a downturn in the financial health of the Company; (ii) all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination; the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

The following Sections 10.11 and 10.12 shall be added to the Agreement immediately following Section 10.10:

10.11	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

10.12	Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Director, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

The Company and the Director expressly intend that the change to the Normal Retirement Age contained in this First Amendment to the Agreement constitute a new payment election with respect to the time and form of payment of the amounts deferred pursuant to certain transitional relief under Section 409A of the Internal Revenue Code of 1986, as amended, that was included in Part XI.C. of the Preamble to the Proposed Treasury Regulations published at 70 Federal Register 57930, pages 57954-57955 (October 4, 2005) and extended by Section 3.02 of IRS Notice 2006-79, the Final Treasury Regulations published at 72 Federal Register 19234, page 19272 (April 17, 2007) and again by Paragraph .02 of Section 3.01(B) of IRS Notice 2007-86 (the “Transitional Relief”). The Company shall have the authority to amend the Agreement and any election made hereunder, retroactively if necessary, in order to effectuate the Company’s and the Director’s intent to satisfy the requirements of the Transitional Relief.

By signing below, Director elects to receive the Normal Retirement Benefit under the Agreement, as amended, as of his Normal Retirement Age, as such term is defined by this First Amendment to the Agreement. Director understands that this election is conditioned upon Director’s continued service with the Company until Director’s Normal Retirement Age. Director’s entitlement to any Early Retirement Benefit attributable to his Termination of Service prior to his Normal Retirement Age or any other form of benefit shall be governed by and subject to the terms of the Agreement, as amended from time to time.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this First Amendment.

Director:	CapitalBank

/s/ Wayne Q. Justesen	By	/s/ R Wesley Brewer
Wayne Q. Justesen	Title	CFO